EXHIBIT 10.1
LIMITED AGENCY AND SERVICES AGREEMENT

This Limited Agency and Services Agreement (hereinafter “Agreement”) is dated for reference September 10, 2010 and executed by the following parties:

Oro East Mining, Inc. (hereinafter “Principal”), a Delaware corporation filed with the U.S. Securities Exchange Commission, CIK Ref. Number 0001430174, with office address at 32/F Tower 1, Millennium City, 388 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong; and

Sichuan Dujiangyan Weida Company, Limited, dba Weida Co., Ltd. (hereinafter “Agent”), a privately held Chinese corporation, with principal place of business located at Building No. 24 Baopin Villa, Guanjin Street, Dujiangyan, Sichuan, People’s Republic of China.

RECITALS

WHEREAS, Principal is a start-up mining corporation seeking to commence mining and excavation activities at certain claims located throughout Southeast Asia owned and managed by Principal;

WHEREAS, Agent is a company skilled and experienced in mining operations;

WHEREAS, Principal retains Agent to procure mining equipment as set forth in Exhibit A for the benefit of Principal, and to initially fund cash flow for the first three (3) months of mining operations, to be funded in Chinese Renmenbi (RMB);

WHEREAS, in consideration for Agent’s services and funding, Principal shall pay Agent Eight Hundred Sixty Thousand U.S. Dollars ($860,000.00 USD) with an interest rate of Four Percent (4%) per annum, payable and to be delivered to Agent on or before November 10, 2010 in cash, or in the alternative, Agent has the option to receive the consideration as stock in Principal’s company at Two U.S. Dollars ($2.00 USD) per share, up to the amount Agent is owed;

WHEREAS, this Agreement states the terms and conditions by which Agent shall deliver and Principal shall receive certain services provided by Agent as set forth herein this Agreement.

AGREEMENT

NOW THEREFORE, the undersigned parties integrate the foregoing recitals into the binding body of this Agreement and hereby agree to be bound for good and valuable consideration as follows:

1.	Scope of Authority. Agent has been retained to carry out two primary activities:

a.
Equipment Purchase. Agent shall purchase equipment for Principal, which shall help Principal commence mining operations located throughout Southeast Asia. Agent shall be responsible for obtaining any and all equipment reasonably necessary for Principal to commence the Target Mining Operations. In addition, Agent shall negotiate Best Prices for the equipment and must provide documentation of research and market analysis to support that Agent has purchased all equipment at the lowest and most competitive rates on the market. Agent must maintain complete books and records of all purchases recorded pursuant to Generally Accepted Accounting Principles, and provide all receipts of equipment purchased.

b.
Cash Flow Funding. Agent agrees that it shall help fund the first 3 months of cash flow for mining operations of Principal in the Republic of Philippines, and that cash flow shall be used for the purchase of equipment and payroll of mines workers and/or subcontractors, among any other transactions or activities reasonably commercially necessary for the start-up mining operations of Principal as set forth in Exhibit A. Such cash flow funding shall be tendered in Chinese Renmenbi (RMB).

2.
Compensation. In consideration for Agent’s services and funding, Principal shall pay Agent Eight Hundred Sixty Thousand U.S. Dollars ($860,000.00 USD) with an interest rate of Four Percent (4%) per annum (hereinafter “Contract Price”), payable and to be delivered to Agent on or before November 10, 2010 in cash, or in the alternative, Agent has the option to receive the consideration as stock in Principal’s company as set forth and described in Exhibit A, attached hereto and incorporated by reference, at Two U.S. Dollars ($2.00 USD) per share, up to the amount Agent is owed ($860,000.00 USD plus 4% interest per annum). The Contract Price is the full and complete consideration for the terms set forth in the Scope of Authority term supra, Covenants 1(a) and 1(b), Equipment Purchase and Cash Flow Funding, respectively. The parties do not foresee the costs of Agent’s obligations to exceed the Contract Price, but even if it does, the risk of loss or liability is borne by Agent.

3.
Books Available on Principal’s Demand. Agent shall maintain at all times complete books and records of all transactions and activities of Agent on behalf of Principal as it arises from this Agreement, and those books and records shall be made available to Principal for inspection at any time upon Principal’s demand. If at any time Agent has failed to maintain complete books and records of all transactions and activities, such failure and omission shall constitute breach of this Agreement.

4.
Bi-Weekly Updates. Agent shall submit a written report to Principal’s President, Danni Zhong, at minimum once every two weeks to provide a listing of all equipment already purchased, in the process of purchasing, or to be purchased, along with an outline of all activities and transactions, and status updates on the progress of operations.

5.
Term of Agreement. This Agreement shall endure for a period of approximately Three (3) Months, commencing on the date of execution of this Agreement and terminating automatically on November 1, 2010, unless earlier expressly terminated by the parties.

6.
Termination of Agreement. Any party to this Agreement may terminate the Agreement for cause, or breach by the other party. Any failure to meet the terms of this Agreement, any express covenant whatsoever, shall constitute a material breach of the Agreement. The terminating party shall send written notice to the breaching party of termination and the breach or alleged breach. Breaching party or allegedly breaching party is entitled to Three (3) days to correct any breach or alleged breach, and failure to do so within the three days shall allow the terminating party to proceed with termination absolutely and pursue any recourse or claim of recovery deemed necessary.

7.
Non-Disclosure Agreement. As part of the consideration required of it under this Agreement, Agent and its employees, officers, and trustees agree that they shall not at any time thereafter the execution of this Agreement divulge to any person or entity any confidential information received by them during or after the term of this Agreement with regard to the personal, financial, or other affairs of Principal(s), and all such information shall be kept confidential and shall not in any manner be revealed to anyone. Confidential information shall encompass any and all documents or information expressly marked as “Confidential”; any and all records or documents related to finance; any and all records or documents related to corporate organization; and any and all communications transmitted to Agent by the President of Principal that is not already in the public domain. Agent further hereby expressly covenants and agrees that it shall not at any time during or after termination of this Agreement reveal, divulge or make known to any person any confidential information of Principal, or reveal, divulge, or make known to any person of any secret or confidential information whatsoever in connection with Principal or its business or anything connected therewith, or solicit, interfere with, or endeavor to entice away from Principal any customer or any person in the habit of dealing with Principal, or interfere with or entice away any other employee of Principal, and Principal may apply for and have an injunction restraining the breach or the threatened breach of any of the covenants hereof.

8.
Confidentiality. In the event that a separate confidentiality or non-disclosure agreement has been executed by the undersigned parties, either prior to or subsequent to the execution of this Agreement, the terms of that separate confidentiality or non-disclosure agreement shall govern. If no separate confidentiality or non-disclosure agreement exists, then this covenant shall apply. All communications, written or oral, made between the parties during the course and scope of this Agreement shall be held in strictest confidence and may not be disclosed to any person or entity that is not a party to this agreement. The undersigned parties may disclose said confidential information to their shareholders, directors, officers, employees, associates, agents, or independent contractors of the corporate entities that the undersigned represent if and only if those parties have duly executed a general confidentiality agreement with the corporate entity. Otherwise, disclosure of confidential information arising from this Agreement to such parties shall be strictly prohibited. This confidentiality clause shall survive the term of this Agreement.

9.
Covenant Not to Compete in North America, Hong Kong, or the Republic of Philippines. In consideration for this Agreement and inducement to Principal to enter into this business relationship, Agent agrees acknowledges, represents, and warrants that neither it nor any of its shareholders, directors, officers, agents, or associates, personally or through Agent shall directly compete against Principal in North America, Hong Kong, or the Republic of Philippines for the duration of this Agreement and, additionally, two years after the termination of this Agreement. The parties further agree that the only way to fairly compensate Principal for any breaches of this covenant is through payment of liquidated damages. The parties agree that for each oral or written disclosure to private individuals or entities, Principal will sustain harm equivalent to the sum of $10,000.00 USD per disclosure and for each publication, online or in print, Principal will sustain harm equivalent to the sum of $100,000.00 USD for each publication. In the event of breach, Agent shall be liable for these sums pursuant to this liquidated damages clause and furthermore, shall be liable for any attorney’s fees or court costs incurred by Principal in pursuing recovery of the liquidated damages. The individual shareholders, directors, officers, agents, or associates of Agent shall be bound collectively as Agent under this Agreement and the undersigned represents and warrants that he or she is duly authorized to represent the aforementioned parties.

10.
Principal’s Damages in Event of Breach. In the event of a breach of this Agreement by Agent resulting in damages to Principal, Principal may recover from Agent any and all damages as may be sustained, including but not limited to loss of opportunity, loss of business, loss of foreseeable profits in spite of Principal being a start-up, reasonable compensation for loss of time, reasonable attorney’s fees, any difference in costs sustained by Principal in retaining a new agent to replace Agent, and any and all incidental and consequential damages that may arise.

11.	Agent Representations and Warranties. Agent hereby represents and warrants to Principal that:

a.
Authority and Personal Guaranty. Agent is a legally existing entity with the authority to enter into this Agreement. The undersigned party on behalf of Agent hereby represents and warrants that he or she has been duly authorized by its corporate entity or principal to enter into this Agreement and to bind that corporate entity or principal to the terms hereof, and that in any event that Principal is unable to recover from Agent for any reason whatsoever, that the undersigned individual on behalf of Agent shall be held personally liable for Agent’s failures, breaching acts, and/or omissions.

b.
Compliance with Law. Agent and its employees, trustees, and associates warrant that they have complied and will comply fully with all applicable laws, regulations, statutes, and ordinances, and that they shall make themselves familiar and fully up to date on Philippine laws, codes, and regulations as pertaining to mining operations, and that at all times Agent shall comply with said laws, codes, and regulations.

12.
Right to Adequate Assurance. Principal reserves the right to request adequate assurance of future performance of obligations arising from this Agreement if there are reasonable grounds for insecurity, or grounds for Principal to believe that Agent may breach the Agreement, or that Agent may be unable to perform the terms as set forth in the Agreement. To exercise this right, Principal must request adequate assurance in writing and Agent must be given at least 10 business days to respond, from the date that the request is sent. If no response is timely received, then the parties hereby agree and acknowledge that such non-response or silence shall be deemed as Agent’s anticipatory repudiation of the Agreement, entitling Principal to claim damages for total breach. In the event that Principal prevails on its claims pursuant to this clause, Agent shall be liable for Principal’s court costs and attorney’s fees.

13.
No Waiver or Cumulative Remedies. No failure or delay on the part of any undersigned party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

14.
Prohibition Against Assignment. Unless the undersigned parties mutually agree to subsequently modify this covenant in writing, Agent shall not assign, transfer, convey, or dispose of its rights, title or interest in this Agreement. This Agreement and any and all subsequent obligations arising therefrom shall be non-assignable unless the parties agree to other arrangements, which must be memorialized in writing.

15.
No Third Parties Without Written Approval. Unless otherwise provided for in writing and signed and acknowledged by both parties, there shall be no third party beneficiaries to this Agreement. This Agreement is non-assignable, non-transferrable, and the duties that the undersigned parties are obliged to perform are non-delegable unless otherwise provided for in writing and signed and acknowledged by both parties.

16.	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

17.
Merger and Integration. This Agreement and the exhibits attached hereto contain the entire agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior negotiations, agreements and understandings with respect thereto. This Agreement may only be amended by a written document duly executed by the undersigned parties.

18.
General Indemnification. Agent hereby agrees to indemnify and hold harmless Principal against loss or threatened loss or expense by reason of the liability or potential liability of Principal for or arising out of any claims for damages, including payment and compensation for reasonably-incurred attorney’s fees and other related professional fees.

19.
Good Faith and Best Efforts. Agent hereby agrees to fully perform this Agreement in good faith and exercise its best efforts in carrying forth the terms of this Agreement. “Good faith” shall be defined as a state of mind consisting in (1) honesty in belief or purpose, (2) faithfulness to one’s duty or obligation, (3) observance of reasonable commercial standards of fair dealing in a given trade or business, and/or (4) absence of intent to defraud or to seek unconscionable advantage. “Best efforts” shall be defined as a binding duty to use best efforts to accomplish any given goal, to make every available effort to do so, regardless of the harm to the bound party. The parties further agree that there are no conflicts between Agent’s duty to perform in good faith and duty to exercise best efforts.

20.
Force Majeure. In the event of unforeseen disasters, events, or conditions that the parties were not able to contemplate at the execution of this Agreement, such as sabotage, riots, terrorism, political or governmental complications, market conditions, or natural occurrences such as hurricanes, floods, earthquakes, etc. or other Acts of God, liability shall be borne by Agent only.

21.
Choice of Law and Forum. This Agreement shall be interpreted under the laws of Hong Kong. Any litigation under this Agreement shall be resolved in the courts of the applicable jurisdiction in Hong Kong.

22.	Service of Summons. In the event that a cause of action or suit arises from this Agreement, the undersigned parties hereby agree and consent to service of summons at the following addresses:

a.	Principal: Agent for Service of Process: Danni Zhong, 32/F Tower 1, Millennium City, 388 Kwun Tong Road, Kwun Tong, Kowloon, Hong Kong.

b.	Agent: Agent for Service of Process: Any full-time employee of Sichuan Dujiangyan Weida Company, Limited, Building No. 24 Baopin Villa, Guanjin Street, Dujiangyan, Sichuan, Republic of China.

23.
Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

24.
Entire Agreement. This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

25.
Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

26.
Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, references to "hereof," "herein," "hereby," "hereunder" and similar terms shall refer to this entire Agreement.

IN WITNESS WHEREOF, the undersigned parties cause this Agreement to be duly signed and executed on the date first written above in the preamble of this document.

SIGNED AND EXECUTED:

PRINCIPAL:		AGENT:

/s/ Danni Zhong		/s/ Pang Wei

Company:	Oro East Mining Inc.	Company:	Weida Company, Ltd.
Signor’s Name:	Danni Zhong	Signor’s Name:	Pang Wei
Position/Title:	President	Position/Title:	President
Date Signed:	September 10, 2010	Date Signed:	September 10, 2010
Location:	Hong Kong	Location:	Sichuan, China

EXHIBIT A

Agent shall have the option to receive Contract Price, $860,000 USD plus 4% interest per annum, in the form of corresponding shares of the following company, at $2.00 USD per share:

Oro East Mining Company, Inc.

32/F Tower 1, Millennium City,

388 Kwun Tong Road, Kwun Tong, Kowloon,

Hong Kong

State of Incorporation:	Delaware

REGISTRATION WITH U.S. SECURITIES EXCHANGE COMMISSION

FOR SECURITIES OF SMALL BUSINESS ISSUERS

CIK Ref. No.:	0001430174

SIC Ref. No.:	6770